                                                                      EXHIBIT 12

                 MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES
    COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
                                 STOCK DIVIDENDS

                                                                  (DOLLARS IN MILLIONS)
                                               -----------------------------------------------------------
                                                 SIX
                                                MONTHS
                                                ENDED                   YEAR ENDED DECEMBER 31,
                                               JUNE 30,     ----------------------------------------------
                                                 2005        2004     2003      2002       2001      2000
                                               --------     ------   ------    -------    ------    ------
EARNINGS BEFORE INCOME TAXES,
  PREFERRED STOCK DIVIDENDS
  AND FIXED CHARGES:
  Income from continuing operations
    before income taxes, minority
    interest and cumulative effect
    of accounting change, net                  $    753     $1,518   $1,280    $   966    $  278    $  824

  Deduct equity in undistributed
    (earnings) of fifty-percent-or-
    less-owned companies                             (1)        (1)      --        (10)       (1)      (10)

  Add interest on indebtedness, net                 115        216      253        228       230       190

  Add amortization of debt expense                    4          6       12         13        10         2

  Add estimated interest factor for
    rentals                                          20         35       32         24        21        17
                                               --------     ------   ------    -------    ------    ------

  Earnings before income taxes, minority
    interest, cumulative effect of
    accounting change, net, fixed charges
    and preferred stock dividends              $    891     $1,774   $1,577    $ 1,221    $  538    $1,023
                                               ========     ======   ======    =======    ======    ======

FIXED CHARGES:
  Interest on indebtedness                     $    113     $  214   $  253    $   226    $  236    $  198

  Amortization of debt expense                        4          6       12         13        10         2

  Estimated interest factor for
    rentals                                          20         35       32         24        21        17
                                               --------     ------   ------    -------    ------    ------

  Total fixed charges                          $    137     $  255   $  297    $   263    $  267    $  217
                                               ========     ======   ======    =======    ======    ======

PREFERRED STOCK DIVIDENDS(a)                   $     --     $    8   $   16    $    14    $    7    $   --
                                               --------     ------   ------    -------    ------    ------

  Combined fixed charges and
    preferred stock dividends                  $    137     $  263   $  313    $   277    $  274    $  217
                                               ========     ======   ======    =======    ======    ======

Ratio of earnings to fixed charges                  6.5        7.0      5.3        4.6       2.0       4.7
                                               ========     ======   ======    =======    ======    ======

Ratio of earnings to combined fixed
  charges and preferred stock
  dividends(b)(c)                                   6.5        6.7      5.0        4.4       2.0       4.7
                                               ========     ======   ======    =======    ======    ======

(a) Represents amount of income before provision for income taxes required to meet the preferred stock dividend requirements of the Company.

(b) Excluding the 2005 pre-tax income of $5 million related to the Behr litigation accrual, the 2004 pre-tax income of $30 million related to the Behr litigation accrual, the non-cash, pre-tax goodwill impairment charge of $168 million, and the non-cash, pre-tax impairment charge of $21 million related to a marketable security, the 2003 pre-tax income for litigation settlement of $72 million and the non-cash, pre-tax goodwill impairment charge of $53 million, the 2002 pre-tax charge for litigation settlement, net, of $147 million, the 2001 non-cash, pre-tax charge of $530 million and the 2000 non-cash, pre-tax charge of $145 million, the Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends would be 6.5, 7.3, 5.0, 4.9, 3.9 and 5.4 for the second quarter of 2005, and the years 2004, 2003, 2002, 2001 and 2000, respectively.

(c) Years prior to 2002 have not been adjusted to exclude goodwill amortization expense.